BRF S.A.
Publicly Held Company
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240

ANNOUNCEMENT TO THE MARKET

BRF S.A. (“BRF” or “Company”) informs its shareholders and the market that the Company’s Ordinary and Extraordinary Shareholders Meeting (“AGOE”), previously expected to be held on April 24, 2019, was altered to be held on April 29, 2019, at 11:00 a.m., at the Company’s head office, located at Rua Jorge Tzachel, 475, Bairro Fazenda, in the city of Itajaí, State of Santa Catarina.

In addition to the Announcement to the Market released on March 8, 2019, in which BRF informed that will make a Public Request for Proxy, pursuant to articles 23 to 27 of the Brazilian Securities and Exchange Commission (CVM) Instruction No. 481/2009, for voting at the AGOE, the Company informs that, due to the change in the date of the AGOE, the proxies, in physical form, must be sent, between April 1, 2019 and April 26, 2019, from 8 a.m. to 6 p.m., to the following postal address: Avenida das Nações Unidas, 8.501, 1st floor, Pinheiros, São Paulo, SP, Zip Code 05425-070, to the attention of the Corporate Legal Department.

The Public Request for Proxy will cover all matters, which appear on the agenda of the AGOE, as disclosed in the corresponding Call Notice.

Further information necessary for the delivery of the proxies will be made available by the Company on its Investor Relations website (http://ri.brf-global.com), in the Corporate Governance section, as well as on the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), the Brazilian Stock Exchange - B3 S.A. – Brasil, Bolsa, Balcão (www.b3.com.br) and the US SEC – Securities and Exchange Commission (www.sec.gov).

The Public Request for Proxy is an additional alternative provided by the Company to those shareholders who wish to exercise their voting right at the AGOE and cannot be present, personally or through proxies, on the date and place where it will be held.

In addition to sending the proxies, which are the object of the Public Request, the shareholders will also be able to vote at the AGOE through a Distance Voting Form, as set forth in article 21-A and following articles of CVM Instruction No. 481/2009, with due regard to the instructions to be disclosed by the Company in the Shareholders’ Manual for Participation at the AGOE.

São Paulo, March 20, 2019

Ivan de Souza Monteiro
Chief Financial and Investor Relations Officer